UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GLOBAL POWER EQUIPMENT GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLOBAL POWER EQUIPMENT GROUP INC.

400 East Las Colinas Boulevard, Suite 400

Irving, Texas 75039

Dear Stockholder of Global Power Equipment Group Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Global Power Equipment Group Inc. (the “Company”). The meeting will be held on Wednesday, May 8, 2013 beginning at 9:00 a.m. local time, at the offices of the Company located at 400 East Las Colinas Boulevard, Irving, Texas, 75039.

Information about the meeting, nominees for election as directors and our other proposals are presented in the following Notice of Annual Meeting of Stockholders and proxy statement. At the meeting, management will make a presentation followed by a question and answer period.

It is important that your shares are represented at the annual meeting. Accordingly, please vote as soon as possible. I express our appreciation for your continued interest in the affairs of the Company. We look forward to your participation in the annual meeting.

/s/ Luis Manuel Ramírez

Luis Manuel Ramírez

President and Chief Executive Officer

Irving, Texas

March 28, 2013

GLOBAL POWER EQUIPMENT GROUP INC.

400 East Las Colinas Boulevard, Suite 400

Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2013

The Annual Meeting of Stockholders (the “Annual Meeting”) of Global Power Equipment Group Inc. (the “Company”) will be held on Wednesday, May 8, 2013 at the offices of the Company located at 400 East Las Colinas Boulevard, Irving, Texas, 75039 at 9:00 a.m. local time for the following purposes:

1.	to elect seven directors of the Board of Directors to serve until the next annual meeting or until their successors have been duly elected and qualified;

2.	to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2013;

3.	to consider an advisory vote on the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 14, 2013 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039, during ordinary business hours, for ten days prior to the Annual Meeting.

To make it easier for you to vote, Internet and telephone voting are available. The instructions on your enclosed proxy card describe how to use these services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. No postage is required if mailed in the United States. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting in person, you may withdraw your proxy and vote personally on all matters brought before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders to be held on May 8, 2013. Pursuant to Securities and Exchange Commission rules we have elected the “full set delivery” option of providing proxy materials to our stockholders whereby we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2012 are available at www.edocumentview.com/GLPW. In accordance with such rules, “cookies” or other software that identifies visitors accessing these materials will not be used on this website.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person. Proxies are being solicited on behalf of the Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Tracy D. Pagliara

Tracy D. Pagliara

General Counsel, Secretary and Vice President of Business Development

Irving, Texas

March 28, 2013

i

GLOBAL POWER EQUIPMENT GROUP INC.

400 East Las Colinas Boulevard, Suite 400

Irving, Texas 75039

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2013

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Global Power Equipment Group Inc., a Delaware corporation (the “Company,” “us” or “our” ), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 8, 2013 at the offices of the Company located at 400 East Las Colinas Boulevard, Irving, Texas, 75039 at 9:00 a.m. local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement and the related proxy form are first being distributed to stockholders on or about March 28, 2013. For directions to the meeting, please call 1-214-574-2709.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of our common stock (“Common Stock”) are entitled to vote at the Annual Meeting. At the close of business on March 14, 2013, the record date for determining the holders of Common Stock entitled to vote at the Annual Meeting (the “Record Date”), there were 16,831,129 shares of Common Stock outstanding. Each holder of a share of Common Stock is entitled to one vote per share. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

Our bylaws provide that the holders of a majority of the votes represented by the Common Stock issued and outstanding, and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Voting of Shares

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for or withhold for each of the nominees for director, and whether your shares should be voted for, against or abstain with respect to each of the other proposals. Voting by proxy will not affect your right to attend the Annual Meeting.

If your shares are registered directly in your name through our stock transfer agent, Computershare, or you have stock certificates, you may vote:

•	By Internet or by telephone. Follow the instructions on the enclosed proxy card to vote by Internet or by telephone.

•

By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to attend the Annual Meeting unless you have a proxy card from your broker.

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card or vote at the Annual Meeting as described above, but, if you properly submit your proxy card without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as specified below. The Company knows of no other matters to be presented at the Annual Meeting. However, if any other matters are properly presented, the proxy holders will be authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at our principal executive office before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee has the authority, even if it does not receive instructions from you, to vote your unvoted shares for Proposal 2, the ratification of our independent registered public accounting firm, but does not have authority to vote your unvoted shares for Proposal 1, the election of nominees to the Board or Proposal 3, the advisory vote on compensation of our named executive officers. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.” Please note that if your shares are held of record by a broker, bank or other nominee and if you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

We will pay all of the costs of soliciting these proxies. In addition to solicitation by mail, our employees may, without additional compensation, solicit proxies by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. The Company may reimburse these persons for their expenses in so doing. Proxies are solicited to give all record holders of the Company’s Common Stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.edocumentview.com/GLPW. All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Seven directors are being nominated for re-election to the Board of Directors by the holders of our Common Stock (the “Nominees”). These directors are Luis Manuel Ramírez, Charles Macaluso, Carl Bartoli, Terence J. Cryan, Eugene I. Davis, Michael E. Salvati and Frank E. Williams, Jr. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director.

Our bylaws provide that the size of its Board shall be fixed by the directors, with a minimum of two directors. The Board’s size is currently fixed at seven directors. All directors are elected annually.

Nominees for Directors

Set forth below are the name, age, position of and biographical information about each Nominee, as of the date of this proxy statement.

Nominees	Age	Position(s) and Office(s) Held with the Company
Luis Manuel Ramírez	46	President, Chief Executive Officer and Director
Charles Macaluso	69	Chairman of the Board and Director
Carl Bartoli	74	Director
Terence J. Cryan	50	Director
Eugene I. Davis	58	Director
Michael E. Salvati	60	Director
Frank E. Williams, Jr.	78	Director

Luis Manuel Ramírez has served as our President, Chief Executive Officer and Director since July 1, 2012.

Mr. Ramírez previously served 12 years with General Electric (“GE”), most recently as Chief Executive Officer of GE Energy Industrial Solutions, a more than $3 billion global electrical products and services business operating in over 60 countries. In 2012, he was named one of the Top 100 Movers and Shakers of the Smart Grid by Greentechmedia.com, and has also held a variety of leadership roles in industry associations. Prior to his employment with GE, Mr. Ramírez worked for more than a decade in a number of technology, financial and business roles with Siemens. Mr. Ramírez is also a member of the National Association of Corporate Directors.

Mr. Ramírez received his Bachelor’s degree in Computer Information Systems, with a minor in Business Administration, from DeVry Institute of Technology, Atlanta, GA, and participated in the Executive Advanced Management Certificate Program at Duke University, Durham, NC.

Director Qualifications. Mr. Ramírez has comprehensive knowledge of the power generation and energy industry. He brings with him a career of experience and understanding in the businesses in which we engage. In addition to his breadth of knowledge in the industry, Mr. Ramírez also has significant executive management experience. Prior to joining us, Mr. Ramírez served as the Chief Executive Officer of GE Energy Industrial Solutions.

Charles Macaluso has served as Chairman of our Board of Directors since January 2008. Since 1998, Mr. Macaluso has been a principal of Dorchester Capital LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts.

Mr. Macaluso currently serves as a director of the following public companies: Darling International Inc., where he serves as chairman of its nominating and corporate governance committee, and Pilgrim’s Pride

Corporation, where he serves on the audit committee. During the past five years, Mr. Macaluso also served as a director of Elder-Beerman Stores Corp, FLAG Telecom Group Limited and Global Crossing Limited. Mr. Macaluso is also a member of the National Association of Corporate Directors.

Director Qualifications. Mr. Macaluso has had a career focused on operational assessment, strategic planning, crisis management and turnaround advisory services, most recently with Dorchester Capital LLC. Dorchester Capital also has a significant commitment to representing the interests of investor groups as a member of the boards of directors at a diverse array of companies, and Mr. Macaluso brings with him a strong commitment to stockholders’ interests. He also has extensive executive and financial expertise. In addition, Mr. Macaluso brings significant board expertise, including service as Chairman on a number of public and private company boards and committees.

Carl Bartoli has served as our Director since January 2008. Mr. Bartoli previously served as President and Chief Executive Officer of Foster Wheeler USA Corporation and Executive Vice President of Foster Wheeler International Corporation for 13 years. As President and Chief Executive Officer of Foster Wheeler USA Corporation, he was responsible for the Process Plant Division, the Fire Heater Division, Foster Wheeler Constructors Corporation and Foster Wheeler Environmental Corporation. This followed a career in project and construction management at ABB Lummus Global (now CB&I/Lummus) and M.W. Kellogg Company (now KBR, Inc.) covering virtually all facets of the engineering, procurement, and construction of power generation, process, pharmaceutical and infrastructure facilities.

Since his retirement from Foster Wheeler, Mr. Bartoli has established and serves as President of C. Bartoli Consultants, LLC serving the utility and process industry in the development and execution of capital projects. He has also participated in the preparation of strategic plans, organizational restructuring and acquisition due diligence of engineering and construction firms. Mr. Bartoli has been affiliated with the Construction Industry Institute (CII), a research organization serving the engineering and construction industry, as a member of the Board of Advisors and Executive Committee. Mr. Bartoli is also a member of the National Association of Corporate Directors.

Mr. Bartoli holds a Master of Science degree in Mechanical Engineering from Columbia University and a Bachelor of Science degree in Mechanical Engineering from Fairleigh Dickinson University.

Director Qualifications. Mr. Bartoli is an engineering and construction business executive with over 35 years of domestic and international experience in the process and utility industry. His experience covers all facets of the engineering and construction industry, including project management, project development, senior line management and executive P&L positions. Mr. Bartoli has also served on the boards of directors of a number of Foster Wheeler Corporation affiliated companies. Since his retirement from Foster Wheeler and the establishment of C. Bartoli Consultants, LLC, he has participated in many consulting assignments for the power generation, process and energy industries. He is also a consultant leader with the Gerson Lehrman Group in the energy and industrials sector and is an advisor to Anellotech, Inc., a company developing a cellulosic biomass conversion technology for the production of petrochemicals, and Sundrop Fuels, Inc., a gasification-based advanced biofuels company.

Terence J. Cryan has served as our Director since January 2008. Mr. Cryan has over 20 years of international business experience as an investment banker based in both the United States and Europe. In 2001, Mr. Cryan co-founded Concert Energy Partners, an investment banking and private equity firm based in New York City, and continues to serve as Managing Director. He also served as President and Chief Executive Officer of Medical Acoustics LLC from April 2007 through April 2010. Prior to 2001, Mr. Cryan was a Senior Managing Director in the Investment Banking Division at Bear Stearns.

Earlier in his career, Mr. Cryan served as a Managing Director, Energy & Natural Resources Industry Group and member of the Investment Banking Operating Committee at Paine Webber. Mr. Cryan joined Paine Webber following its acquisition of Kidder, Peabody in 1994.

Mr. Cryan has been an adjunct professor at the Metropolitan College of New York Graduate School of Business and serves as a director of a number of international companies, including public companies such as Uranium Resources, Inc. (October 2006 to present) and Ocean Power Technologies Corporation (October 2012 to present). During the past five years, Mr. Cryan also served as a director of The Providence Service Corporation (May 2009 to May 2011) and Gryphon Gold Corporation (August 2009 to December 2012). Mr. Cryan is also a frequent speaker at finance and energy industry gatherings. Mr. Cryan is also a member of the National Association of Corporate Directors.

Mr. Cryan holds a Master of Science in Economics from the London School of Economics and a Bachelor of Arts degree from Tufts University.

Director Qualifications. Mr. Cryan possesses extensive expertise in financings, mergers and acquisitions. He also has a broad energy industry background and executive-level experience. Mr. Cryan has over 20 years of experience in international business as an investment banker in the United States and Europe. As a co-founder of Concert Energy Partners and as former Managing Director, Energy & Natural Resources Industry Group at Paine Webber, Mr. Cryan has in depth knowledge of the energy industry. In addition, Mr. Cryan brings extensive board-level experience, serving on the boards of a number of international companies.

Eugene I. Davis has served as our Director since January 2008. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis is a member of our Compensation Committee.

Mr. Davis is also a director of Atlas Air Worldwide Holdings, Inc., Spectrum Brands Holdings, Inc., WMI Holdings Corp., and U.S. Concrete, Inc. He is also a director of ALST Casino Holdco, LLC, Trump Entertainment Resorts, Inc. and Lumenis Ltd., whose common stock is registered under the Securities Exchange Act of 1934 but does not publicly trade. During the past five years, Mr. Davis has also been a director of Ambassadors International, Inc., American Commercial Lines Inc., Delta Airlines, Foamex International Inc., Dex One Corp., Footstar, Inc., Granite Broadcasting Corporation, GSI Group, Inc., Ion Media Networks, Inc., Knology, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, Orchid Cellmark, Inc., PRG-Schultz International Inc., Roomstore, Inc., Rural/Metro Corp., SeraCare Life Sciences, Inc., Silicon Graphics International, Smurfit-Stone Container Corporation, Solutia Inc., Spansion, Inc., Tipperary Corporation, Viskase, Inc. and YRC Worldwide, Inc. Mr. Davis is also a member of the National Association of Corporate Directors.

Mr. Davis holds a Bachelor’s degree from Columbia College, a Master of International Affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law.

Director Qualifications. Mr. Davis has substantial public board experience and expertise in the corporate governance arena acquired through his service on a number of public company boards and as the Chairman and Chief Executive Officer of PIRINATE. Mr. Davis is a well-seasoned businessman and brings to us significant executive experience in a variety of industries, including power and energy, telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, financial services, consumer products and services, import-export, mining and transportation and logistics. In addition, he has significant financial expertise.

Michael E. Salvati has served as our Director since August 2011. Since December 2000, Mr. Salvati has been President at Oakridge Consulting, Inc., which provides interim management, management consulting and corporate advisory services to companies ranging in size from start-ups to multinational corporations. From February 2004 to May 2004, Mr. Salvati served as Chief Financial Officer of AMI Semiconductor, Inc. From September 1998 to February 2000, Mr. Salvati was Executive Vice President – Chief Operating Officer of National Financial Partners, Corp. From June 1996 to June 1998, Mr. Salvati was Chief Financial Officer of Culligan Water Technologies, Inc., where he oversaw the completion of nearly 50 acquisitions over a period of 18 months. Mr. Salvati was a partner at KPMG Peat Marwick LLP from 1990 to 1996.

Mr. Salvati is a Certified Public Accountant and member of the American Institute of Certified Public Accountants, Illinois CPA Society. He currently serves as a member of the board of directors and Chair of the Audit Committee and member of the Compensation Committee of Apollo Commercial Real Estate Finance Inc., positions he has held since September 2009. Mr. Salvati’s previous board memberships include Things Remembered, Inc., Lazydays, Inc., NCH Nu World Marketing, Ltd., Coho Energy, Inc., Prime Succession, Inc., and Castle Holdco 4, Ltd. Mr. Salvati is also a member of the National Association of Corporate Directors.

Mr. Salvati received a Bachelor of Science degree in Microbiology and a Master of Science degree in Accounting from the University of Illinois at Champaign-Urbana.

Director Qualifications. Mr. Salvati has significant experience in the area of corporate advisory services, with an emphasis on strategic planning, capital structure and mergers and acquisitions. In his prior executive positions he was directly responsible for managing acquisition-led growth within the relevant companies which are skills that we believe bring value to the Company. Mr. Salvati’s service on multiple public and private company boards over the last twelve years provides us with valuable insights into many of the issues that we face, and useful perspectives in relation to compensation and corporate governance matters. Mr. Salvati, as a former auditor, has significant experience and expertise in finance, controls, accounting and audit matters.

Frank E. Williams, Jr. has served as our Director since October 2009. Since 1969, Mr. Williams has served as Chairman and principal owner of Williams Enterprises of Georgia, Inc., a holding company controlling six subsidiaries active in various facets of the steel industry. Since 1995, he has also served as Chairman, Chief Executive Officer, and a 50 percent owner of Bosworth Steel Erectors, Inc. of Dallas, Texas, an erector of steel products in the Southwestern United States and as Chairman and a major shareholder of Willfab, Inc., a structural steel fabricator located in Cherokee County, Georgia. Mr. Williams is the Managing Partner and principal owner of Industrial Alloy Fabricators, LLC of Richmond, Virginia, a fabricator of alloy plate products for the pulp and chemical industries.

Mr. Williams also previously served on the Board of Directors of Diamondhead Casino Corporation, a public company.

Mr. Williams has served as Chairman and Chief Executive Officer of the Gulf States Steel Reorganization Group. He has been appointed by bankruptcy courts as an official representative serving in a pro bono capacity on behalf of investors and debt holders of public companies in bankruptcy and he represented holders of our equity securities during our bankruptcy in 2007 and 2008. Mr. Williams is also a member of the National Association of Corporate Directors.

Mr. Williams holds a Bachelor of Civil Engineering degree from the Georgia Institute of Technology.

Director Qualifications. Mr. Williams has over 52 years of experience in the steel industry. His in-depth experience and knowledge covers all facets of the steel industry, including steel fabrication and erection and fabrication of alloy plate products for the pulp and chemicals industries. Mr. Williams is the principal owner of Williams Enterprises of Georgia, Inc., a holding company controlling six subsidiaries active in various facets of the steel industry. In addition to his extensive knowledge of our industry, Mr. Williams brings significant public company experience.

Each of Messrs. Ramírez, Macaluso, Bartoli, Cryan, Davis, Williams and Salvati was recommended for nomination by the Nominating and Corporate Governance Committee, and was nominated for election by the full Board of Directors. Messrs. Macaluso, Bartoli, Cryan and Davis were appointed as our directors by the Bankruptcy Court upon our emergence from bankruptcy in January 2008. The Board appointed Mr. Williams as a director in October 2009. Mr. Salvati was recommended for nomination by a non-management director and was appointed as a director in August 2011. The Board appointed Mr. Ramírez as a director in July 2012 simultaneously with his employment as our President and Chief Executive Officer. All of our directors, with the exception of Mr. Ramírez, were re-elected for new one year terms at our Annual Meeting of Stockholders held on June 7, 2012.

Vote Required

The directors will be elected by a plurality of the votes cast by holders of the Company’s Common Stock. The seven nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted as having been voted for purposes of election of directors. Stockholders may not cumulate votes in the election of directors.

Recommendation of the Board of Directors

The Board recommends a vote FOR the election of each of the nominees.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Our Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our Board of Directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Board Leadership Structure and Committee Composition

The Board of Directors takes a flexible approach to the issue of whether the offices of Chairman and Chief Executive Officer (“CEO”) should be separated or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman. Currently, the Company has separated the position of Chairman of the Board and Chief Executive Officer since the Company emerged from bankruptcy in January 2008. We believe that this is the appropriate leadership structure, as it permits our Chief Executive Officer, Mr. Ramírez, to focus his attention on running the business and developing corporate strategy, while our Chairman of the Board, Mr. Macaluso, provides independent leadership to the Board of Directors in performing its advisory, governance and oversight functions.

The Board of Directors has three (3) standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The current membership of the standing committees is as follows:

Board Member	Audit	Compensation	Nominating/ Corporate Governance
Luis Manuel Ramírez
Charles Macaluso	X		X
Carl Bartoli		X	X
Terence J. Cryan		Chairman	Chairman
Eugene I. Davis		X
Michael E. Salvati	Chairman		X
Frank E. Williams, Jr.	X	X

Audit Committee. The Audit Committee assists the Board of Directors in overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements, including monitoring the integrity of our financial statements and the independence and performance of our independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit our financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to our independent registered public accounting firm. The Audit Committee held six (6) meetings during 2012.

The Audit Committee regularly reviews and reassesses the adequacy of its Audit Committee Charter. A copy of the current Audit Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/.

Our Board of Directors has determined that:

•

Messrs. Salvati and Williams each qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	each member of the Audit Committee:

•	is independent as defined in applicable rules of the NASDAQ Stock Market (“Nasdaq”),

•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act,

•	has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and

•	is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee. The Compensation Committee reviews the performance of our executive officers, establishes compensation programs for the executive officers (including salary and short and long-term incentive programs) and reviews the overall compensation programs of the Company. The Compensation Committee also administers our stock incentive plans and awards. During 2012, the Compensation Committee held seven (7) meetings.

The Compensation Committee regularly reviews and reassesses the adequacy of its Compensation Committee Charter. A copy of the current Compensation Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/.

The CEO, Chief Financial Officer, General Counsel and Chief Human Resources Officer of the Company generally attend portions of Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. As discussed in the “Compensation Discussion and Analysis” section beginning on page 18 below, the CEO makes recommendations to the Compensation Committee regarding the compensation of our executives and participates in discussions of such compensation. From time to time, other members of management and Company personnel may attend Compensation Committee meetings to provide presentations and where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the CEO) is present during deliberations and voting with respect to the CEO’s performance or compensation.

The Compensation Committee may, in its sole discretion, select, retain and obtain, at our expense, the advice of independent compensation consultants. The Compensation Committee has the authority to set the compensation and oversee the work of the compensation consultant. In 2012, the Compensation Committee re-appointed Towers Watson to provide it with advice for 2012, as further described below under “Compensation Discussion and Analysis – Compensation Peer Group.” The Compensation Committee has retained Meridian Compensation Partners (“Meridian”) to serve as its independent consultant in connection with our 2013 compensation program. Meridian reports directly to the Committee and serves at the sole discretion of the Committee. It does not perform any other services for the Company. The Compensation Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from providing independent advice to the Compensation Committee.

The Compensation Committee also may, in its sole discretion, retain and obtain, at our expense, the advice and assistance of outside counsel and such other advisors as it deems necessary.

The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the date of this proxy statement, the Compensation Committee has not delegated such authority.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) oversees the nomination of directors for service on the Board of Directors and its committees, reviews and considers developments in corporate governance practices, and recommends to the Board of Directors policies and procedures with respect to corporate governance. During 2012, the Nominating and Corporate Governance Committee held three (3) meetings.

The Nominating and Corporate Governance Committee regularly reviews and reassesses the adequacy of its Nominating and Corporate Governance Committee Charter. A copy of the current Nominating and Corporate Governance Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/.

Director Independence

Our Board of Directors has reviewed the criteria for determining the independence of our directors under Nasdaq and Securities and Exchange Commission (“SEC”) rules. It has affirmatively determined that each of Messrs. Macaluso, Bartoli, Cryan, Davis, Salvati and Williams is independent under such criteria. Accordingly, during 2012 and continuing through the date of this proxy statement, our Board of Directors has been comprised of a substantial majority of directors who qualify as independent directors under the rules adopted by the SEC and Nasdaq.

In considering the independence of our directors, the Board of Directors specifically addressed those matters disclosed in “Certain Relationships and Related Transactions,” beginning on page 43 below. Except as disclosed in that section, there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of our directors.

Board’s Role in Risk Oversight

The Board of Directors as a whole has ultimate responsibility for risk oversight and the standing committees of the Board of Directors assist in fulfilling this responsibility. In particular, the Audit Committee oversees risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. The Audit Committee also reviews with management our policies and practices with respect to risk assessment and management, and our exposure to material financial risk and management’s efforts to monitor and control such exposure. The Compensation Committee oversees our compensation programs and reviews the conduct incented by those programs, including the impact on risk-taking by our executive officers and employees, as further described under “Compensation Discussion and Analysis – Risk Assessment” beginning on page 28 below. The Nominating and Corporate Governance Committee oversees the organization, membership and structure of our Board of Directors and our corporate governance practices. The committee members regularly report to the full Board of Directors on material developments in their areas of oversight.

Board Nomination Process

The Nominating and Corporate Governance Committee believes that members of the Company’s Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. The Nominating and Corporate Governance Committee has identified certain threshold criteria for Board nominees. However, the Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

•	Integrity. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others.

•

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to: (i) exercise independent judgment; or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•

Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•

Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

•	Expertise. Each candidate should possess professional and personal experiences and expertise relevant to the Company’s purpose, mission, and strategy.

•

Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include: contemporary governance concerns; regulatory obligations of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•

Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be available to participate fully in Board activities including attendance at, and active participation in, meetings of the Board and any committees on which the candidate will serve, as well as the Company’s Annual Meeting of Stockholders. Candidates shall be responsible for the management of other business and professional commitments, including service on the boards of other companies, so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.

•

Exceptions. Under exceptional and limited circumstances, the Nominating and Corporate Governance Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its stockholders.

•	Corporate Governance Guidelines. Each candidate shall comply with the requirements set forth in the Corporate Governance Guidelines of the Company.

•	Additional Qualifications. In approving candidates for election as director, the Committee will also assure that:

•	at least a majority of the directors serving at any time on the Board are independent, as defined under the rules of Nasdaq;

•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of Nasdaq;

•	at least one of the directors qualifies as an audit committee financial expert under the rules of the SEC;

•	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

•	at least some of the independent directors have general familiarity with an industry in which the Company conducts a substantial portion of its business or in related industries.

The Nominating and Corporate Governance Committee also will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating and Corporate Governance Committee’s consideration must provide a written notice recommending the candidate to the Corporate Secretary of Global Power Equipment Group Inc. at 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039, by email to corporatesecretary@globalpower.com (with a confirmation copy sent by mail) or by fax to 1-214-574-2712 (with a confirmation copy sent by mail).

The written notice must be submitted timely and include required information in accordance with the Company’s bylaws (see “Stockholder Proposals For 2014 Annual Meeting” below for more information). Candidates recommended by our stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Meetings

The Board held ten (10) meetings during 2012. With the exception of the absence of one director at one meeting of the Board, each director serving on the Board in 2012 attended 100% of the meetings of the Board and committees on which he served. Each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he serves.

Annual Meetings of Stockholders

Pursuant to our corporate governance guidelines and director nominations policy, directors are expected to attend the Annual Meeting of Stockholders. All of our directors, with the exception of Mr. Ramírez who was appointed as a director in July 2012, attended the Annual Meeting of Stockholders held in June 2012.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which outlines the principles of legal and ethical business conduct under which the Company does business. The Code of Business Conduct and Ethics is applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/. Upon request to our Secretary, the Company will provide a copy of the Code of Business Conduct and Ethics free of charge. Any substantive amendment of the Code of Business Conduct and Ethics and Ethics, and any waiver of the Code of Business Conduct and Ethics for executive officers or directors, will be made only after approval by our Board of Directors or a committee of the Board, and will be disclosed on our Web site. In addition, any such waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations.

Communication with the Board of Directors

Interested parties, including stockholders, may contact the Board of Directors or any committee of the Board of Directors by sending correspondence to the attention of Corporate Secretary, c/o Global Power Equipment Group Inc., 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039 or corporatesecretary@globalpower.com. Any mail received by the Corporate Secretary will then be forwarded to the members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Director Compensation

The compensation of our directors is determined by the Nominating and Corporate Governance Committee subject to approval by the entire Board of Directors. The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on the Board of Directors and align directors’ interests with the interests of our stockholders. The Nominating and Corporate Governance Committee reviews the program periodically to ensure that it continues to meet these objectives. To determine whether the director compensation program is competitive, the Nominating and Corporate Governance Committee considers general market information on program design. In recommending director compensation levels, the Nominating and Corporate Governance Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. The Nominating and Corporate Governance Committee recommends any change it considers appropriate to the full Board of Directors for its review and approval, and includes the relevant information and data for the Board of Directors to use in its considerations.

Directors who are employed by our Company or any of our subsidiaries do not receive compensation for serving as directors. Directors who are not employees of our Company or any of our subsidiaries are entitled to receive an annual retainer as follows:

•	$47,500 for each non-employee director;

•	$10,000 for membership in each committee;

•	$50,000 for the Board of Directors Chairperson;

•	$20,000 for the Audit Committee Chairperson;

•	$13,750 for the Compensation Committee Chairperson; and

•	$13,750 for the Nominating and Corporate Governance Committee Chairperson.

In addition, directors are entitled to receive

•	a meeting fee of $1,500 for each Board of Directors meeting attended in person;

•	a meeting fee of $1,000 for each Board of Directors meeting attended telephonically;

•	a meeting fee of $1,000 for each committee meeting attended in person or telephonically; and

•	a meeting fee of $1,500 for each Board of Directors or committee meeting attended in person outside of normal Board and committee meetings.

We provide directors with an annual allowance for continuing education, the amount of which is set by the Board of Directors from time to time. For 2012 the amount was $10,000. We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

On January 23, 2012, each of the non-executive directors received 3,220 restricted shares of our Common Stock. Of the 3,220 restricted shares, 805 shares vested on January 22, 2013 and 805 shares will vest on each of January 22, 2014, 2015 and 2016, subject to continued service as a director through the vesting dates.

2012 DIRECTOR COMPENSATION

The following table provides information on the compensation awarded to, earned by, or paid to each person who served as a non-employee director during 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Charles Macaluso	150,659	80,017	230,676
Carl Bartoli	88,000	80,017	168,017
Terence J. Cryan	126,500	80,017	206,517
Eugene I. Davis	78,681	80,017	158,698
Michael E. Salvati	96,659	80,017	176,676
Frank E. Williams, Jr.	92,000	80,017	172,017

(1)	The amounts in this column represent the aggregate grant date fair value of shares of restricted stock granted to non-employee directors in 2012 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For a discussion of the assumptions we made in valuing the stock awards, see “Note 2 – Summary of Significant Accounting Policies – Stock-Based Compensation Expense” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012. The total number of unvested restricted shares held by each non-employee director as of December 31, 2012 is as follows:

Name	Unvested Restricted Shares (#)
Charles Macaluso	9,649
Carl Bartoli	9,649
Terence J. Cryan	9,649
Eugene I. Davis	9,649
Michael E. Salvati	3,220
Frank E. Williams, Jr.	7,479

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for 2013. The Board of Directors is asking stockholders to ratify this appointment. Although SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

Fees Paid to Auditors

The following table sets forth the fees accrued or paid by the Company to BDO USA, LLP for the years ended December 31, 2012 and 2011.

Audit and Non-Audit Fees

	December 31,
	2012	2011
Audit Fees(1)	$785,850	$938,886
Audit-Related Fees(2)	6,672	12,307
Tax Fees(3)	27,174	32,427
All Other Fees	—	—

TOTAL	$819,696	$983,620

(1)	Fees and expenses for 2012 audit services include fees associated with the annual audit, review of our interim financial statements, the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and statutory audits. Fees and expenses for 2011 audit services include fees associated with the annual audit, review of our interim financial statements, the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and statutory audits.
(2)	Fees for 2012 are related to the review of SEC Comment Letters and consultation on the Chief Executive Officer transition. Fees for 2011 are related to the sale of the Deltak business to Hamon Corporation on August 31, 2011.
(3)	Tax fees for 2012 include fees for VAT and consultation services performed in our non-U.S. locations. Tax fees for 2011 include fees for VAT services performed in our non-U.S. locations.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2012 were pre-approved by the Audit Committee.

When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting. All fees paid to our independent registered public accounting firm during 2012 were in accordance with this pre-approval policy.

Required Vote

Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board recommends a vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an analysis of the compensation arrangements and decisions with respect to Luis Manuel Ramírez – President and Chief Executive Officer; David L. Keller – former Chief Executive Officer; David L. Willis – Chief Financial Officer; Dean J. Glover – President of our Products Division; Kenneth W. Robuck – President of our Services Division; and Tracy D. Pagliara – General Counsel, Secretary and Vice President of Business Development. We sometimes refer to these executives as our “named executive officers.”

Executive Summary

We are committed to providing total direct compensation – consisting of base salary, annual incentives and long-term incentives – that supports our business strategies and aligns the interests of our executives with the interests of our stockholders. As a result, a meaningful portion of our named executive officers’ total direct compensation is variable and contingent upon financial and strategic performance.

The fixed components of total direct compensation include base salary and time-based restricted stock units, which generally vest in equal installments over a four-year period to enhance our retention incentives. The variable compensation elements consist of the following items:

•

An annual incentive opportunity, which is paid in cash based on the extent to which certain annual operating income and individual performance goals are achieved. The annual incentive opportunity helps to retain our named executive officers and encourages them to strive to achieve annual goals and initiatives.

•

An award of performance-based restricted stock units. The performance-based restricted stock units vest over time based in part on the extent to which we achieve specified performance goals and in part on continuing employment of the named executive officer. The long-term incentive encourages our named executive officers to continue to make decisions and to deliver results over a broader time period, thus keeping a focus on the long-term horizon and the retention of our executives.

We supplement our pay-for-performance program with a number of compensation policies that are aligned with the long-term interests our stockholders. For example:

•

Stock Ownership Policy. Our stock ownership policy requires the officers and directors of the Company to hold a minimum level of the Company’s shares of Common Stock to ensure that each executive has personal wealth tied to the long-term success of the Company and is therefore aligned with stockholders.

•

Claw-Back Policy. We maintain a “claw-back” policy, under which we may require the reimbursement of any incentive compensation paid to the executive officers of the Company if the payment was predicated upon financial results that were subsequently the subject of a restatement.

•	No Excise Tax Gross-Ups. We do not provide excise tax gross-ups for severance benefits received in connection with a change in control of the Company.

•	No SERP. We do not maintain a supplemental executive retirement plan, or any other type of defined benefit retirement plan.

Our Compensation Objectives

Our compensation objectives are as follows:

•

to provide a target total reward opportunity sufficient to attract and retain high-caliber executives who can effectively manage our complex global business, taking into account the competitive marketplace as well as each executive’s experience and performance;

•

to link the majority of the total compensation opportunity to performance-based incentives, annual financial and strategic goals, and the creation of sustainable stockholder value consistent with our long-term strategic goals;

•	to align our executives’ interests with those of our stockholders by making stock-based incentives a core element of our executives’ compensation;

•	to recognize the cyclical nature of our business and the need to manage for value throughout the business cycle; and

•	to provide flexibility to recognize, differentiate and reward individual performance.

Consideration of Results of Shareholder Advisory Votes on Executive Compensation

At our 2012 Annual Meeting, our stockholders supported our executive compensation program by approving the compensation of our named executive officers by a vote of approximately 93% of the shares represented by person or by proxy at the meeting. The Compensation Committee views the results of this advisory vote as confirmation that our compensation program, including our emphasis on pay-for-performance, is structured and designed to achieve our stated goals and objectives. We will continue to emphasize pay-for-performance alignment, and our 2012 compensation program for the named executive officers, as described below, continues to reflect this philosophy.

Compensation Peer Group

We believe that each element of our compensation program should remain competitive in order to retain, and, if necessary, attract experienced, high-caliber executives. To achieve this objective, the Compensation Committee generally attempts to establish base salary, annual incentive and long-term incentive opportunities at the approximated median of the competitive market data described below. However, market data is regarded as a general reference point. The Compensation Committee retains the flexibility to make adjustments in order to respond to market conditions, promotions, individual performance or other relevant circumstances.

To help determine the competitive market in 2012, the Compensation Committee retained the consulting firm Towers Watson to review competitive compensation data, compare current compensation levels to the market, and assist in establishing compensation levels. The market data was derived from several sources, including the companies in a compensation peer group established by the Compensation Committee, with the advice of Towers Watson, and selected compensation surveys. Each of these sources is described below.

Compensation Peer Group. At the Compensation Committee’s request, management worked with Towers Watson to establish a compensation peer group of companies that reasonably corresponded to the market for executive talent. To be included in the peer group, a company had to have (i) the same General Industry Classification as the Company and (ii) similar lines of business and operations. For 2012, upon the advice and recommendation of Towers Watson, the Compensation Committee modified the compensation peer group to (i) remove two of the largest companies in the group – The Shaw Group Inc. and McDermott International Inc.; (ii) remove the smallest company – Graham Corporation – and add Powell Industries in its place; (iii) remove Ameron International Corporation and add Babcock Wilcox Company; and (iv) make other revisions to reflect corporate transactions that occurred in 2011. The Compensation Committee believed that this new group, consisting of 15 companies with a revenue range (at the time the group was established) of $122 million to $4.1 billion and a median revenue of $915 million, better reflected the current market in which we compete for executive talent. The members of the compensation peer group for 2012 compensation decisions was as follows:

Aegion Corporation	Matrix Service Company
Astec Industries, Inc.	MYR Group Inc.
Azz Incorporated	PMFG Inc.
Babcock Wilcox Company	Powell Industries
Chicago Bridge and Iron Company	Quanta Services, Inc.
Donaldson Company, Inc.	Team Inc.
Dycom Industries, Inc.	Willbros Group, Inc.
Foster Wheeler AG

Towers Watson gathered compensation data from the proxy statements filed by each member of the peer group. The peer group compensation data were adjusted to the Company’s corporate or division revenue, where applicable. To address the fact that the median peer group size was larger than our revenue, Towers Watson regressed or size-adjusted the peer group data for benchmarking purposes, using the applicable Company corporate or division revenues. Regression is a statistical technique that analyzes the relationship between two variables. In compensation analysis, it is most often used to measure the relationship between compensation and company revenue (or some other factor that strongly indicates the scope of a position). In this case, revenue was used.

Compensation Surveys. Towers Watson also used proprietary survey information collected from an extensive database comprised of up to 1,000 companies depending on the position. Together, the surveys provide a general overview of the market with respect to compensation levels.

Coordination of the Various Sources of Market Data. Recognizing that each data source has its own strengths and weaknesses, Towers Watson combined the data from the compensation peer group with the survey sources to provide different reference points and a broader context for assessment. In general, Towers Watson tailored the market data for each named executive officer to ensure that (i) executive roles were matched to market comparable positions based on job responsibilities and (ii) where applicable, premiums or discounts were applied to reflect additional incumbent responsibilities or the appropriate level of the position within the organization. Because the peer group and survey data sources were seen as equally relevant sources of market data, each generally was weighted equally to assess the competitiveness of the compensation levels at the Company.

Changes for 2013. The Compensation Committee has retained Meridian Compensation Partners to serve as its independent consultant in connection with our 2013 compensation program. Meridian reports directly to the Committee and serves at the sole discretion of the Committee. It does not perform any other services for the Company. The Compensation Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from independently representing the Compensation Committee.

The Compensation Committee also made a change to our compensation peer group for 2013. In this regard, the Committee modified the peer group to add Graham Corp. and CECO Environmental Corp. and to remove Quanta Services Inc. This change was made to reflect the evolving market in which we compete for executive talent and to decrease the median revenue size of the peer group.

Elements of Total Direct Compensation

A brief summary of the components of the base salary, annual incentive opportunities and long-term incentive opportunities for our named executive officers is set forth below.

Annual Base Salaries

The Compensation Committee intends to provide our named executive officers with competitive base salaries that are commensurate with their job responsibilities, experience and performance.

As part of its annual management performance evaluation, the Compensation Committee reviewed the base salary levels of the named executive officers (other than Mr. Ramírez) to determine whether any adjustments were appropriate for 2012. The Compensation Committee reviewed the market data, performance evaluations conducted by the former Chief Executive Officer, and base salary histories. Based on this review, the Compensation Committee approved a 2.5% to 4% base salary merit increase for the named executive officers other than Mr. Keller. This merit increase generally was in line with the 2.67% merit pool authorized for the general employee population. The Compensation Committee also approved a 10% salary increase for Mr. Keller in an effort to bring his base salary level closer to the market median level for his position.

In June 2012 the Compensation Committee approved a base salary for Mr. Ramírez of $550,000, which was negotiated at the time of his hire.

For more information about the 2012 base salaries for each of our named executive officers, please refer to the “Salary” column of and the related footnotes to the “Summary Compensation Table” on page 30.

Annual Incentive Compensation

The Compensation Committee grants annual incentive opportunities to our named executive officers to motivate them to increase the value of the Company.

Annual Incentive Opportunities

As part of its annual management performance evaluation, the Compensation Committee reviewed the threshold, target and maximum award opportunities for each of the named executive officers (other than Mr. Ramírez) under the annual incentive plan, which were expressed as a percentage of base salary. During the annual review process the Committee did not adjust the target annual incentive opportunity for the named executive officers, because the levels were already competitively positioned. In June 2012 the Compensation Committee approved the annual incentive opportunity for Mr. Ramírez, which was negotiated at the time of his hire and was consistent with Mr. Keller’s opportunity. The threshold, target and maximum levels are set forth in the table below.

	Threshold	Target	Maximum
L. Ramírez*	40%	80%	160%
D. Keller	40%	80%	160%
D. Willis	32.5%	65%	130%
D. Glover	32.5%	65%	130%
K. Robuck	32.5%	65%	130%
T. Pagliara	27.5%	55%	110%

*	Mr. Ramírez’s annual incentive opportunity was pro-rated based on his service during the year.

Performance Goals

The annual incentive opportunity for each named executive officer was allocated as follows: (i) 70% was based on the extent to which we achieved certain financial performance goals set forth below; and (ii) the remaining 30% was based on the extent to which the executive achieved specified individual goals set forth below.

Financial Goals – 70%

The financial goals were based on operating income. For this purpose, we define operating income as the subtotal of net income or (loss) for the year plus (a) the following to the extent deducted in calculating net income for such period: interest charges; letter of credit fees; the provision for federal, state, local and foreign income taxes; other non-recurring, non-cash expenses; and any other non-cash write-downs or non-cash write-offs including fixed asset impairment or write-downs, intangible asset impairments, deferred tax asset write-offs and non-cash stock compensation expenses; and minus (b) the following, to the extent included in calculating such net income: federal, state, local and foreign income tax benefits recorded by the Company; interest income; and all extraordinary, non-recurring, non-cash items increasing net income for such period.

The Compensation Committee established threshold, target and maximum performance levels for the operating income goals for both the corporate and divisional level executives. If actual performance for an operating income goal fell below the threshold level, then no bonus would be funded with respect to that goal. If actual performance for an operating income goal exceeded the maximum performance level, then the bonus for that goal would be capped.

For 2012, the financial performance goal for Messrs. Ramírez, Willis and Pagliara was based on the subtotal of the Products and Services operating income goals because they have broad overall responsibilities across all business units. The financial performance goals for the remaining executive officers were based 70% on their divisional goal (Mr. Glover – Products and Mr. Robuck – Services) and 30% on the subtotal of the Products and Services operating income to reflect their individual areas of focus.

The 2012 operating income (“OI”) targets and actual performance results for purposes of the annual incentive plan were as follows (in thousands):

	Threshold	Target	Maximum	Actual	Achievement Level
Products OI	$18,702	$23,378	$31,043	$20,877	73.3%
Services OI	$21,810	$27,262	$35,540	$24,635	75.9%
Subtotal of Products and Services OI for Corporate Executives(1)	$40,512	$50,640	$66,583	$45,512	74.7%

(1)	Mr. Ramírez’s target annual incentive was based on a subtotal of the Products and Services operating income during the last two quarters of the year of $31,613. The subtotal for that period was $28,123, resulting in a payout of 72.4%.

Individual Goals – 30%

The Compensation Committee bases a meaningful portion of the annual incentive opportunity on the achievement of individual goals, in order to provide flexibility to recognize, differentiate and reward individual performance. The individual goals for each named executive officer, other than Mr. Keller, consisted of a combination of strategic and operational objectives, including those set forth in below:

•

Mr. Ramírez: Maintaining effective internal controls; executing a successful acquisition integration process; achieving positive total shareholder return levels above the median level of the compensation peer group; and achieving improvements in safety.

•

Mr. Willis: Maintaining effective internal controls; developing enhanced investor relations strategies; developing capital strategies to enhance stockholder value; supporting merger and acquisition objectives; and securing a new credit facility and appropriate financial covenants.

•

Mr. Glover: Achieving merger and acquisition objectives; developing organic growth platforms in the Products division; achieving improvements in safety; and implementing enterprise risk management objectives.

•

Mr. Robuck: Achieving improvements in safety; achieving merger and acquisition objectives; completing the development of project controls organization; implementing the strategic plan in our Services Division; and achieving succession planning objectives.

•

Mr. Pagliara: Achieving merger and acquisition objectives; reducing legal expenses for routine matters; completing compliance training for the Products Division; and implementing a document retention system for the Legal Department.

The Compensation Committee discussed preliminary individual goals for Mr. Keller but never finalized them in light of his retirement.

The Compensation Committee reviewed Mr. Ramírez’s performance with respect to his 2012 individual goals. With regard to the other named executive officers, Mr. Ramírez made recommendations to the Compensation Committee concerning the level of performance of each officer with respect to the person’s goals for 2012. After taking Mr. Ramírez’s recommendations into consideration, and after making its own assessment of each person’s performance, the Compensation Committee determined the payouts under the 2012 annual incentive plan, based on aggregate corporate and individual performance. The payouts for Messrs. Ramírez, Willis, Glover, Robuck and Pagliara were equal to $177,497, $174,051, $146,771, $167,964 and $186,878, respectively. In addition, Mr. Pagliara received a discretionary cash bonus of $100,000 for successful completion of our 2012 acquisitions and his efforts with respect to our strategic plan.

The amount of the 2012 annual incentive payments for each named executive officer is set forth in the Non-Equity Incentive Plan Compensation column of, and the related footnotes to, the “Summary Compensation Table” of this proxy statement at page 30. The amount of Mr. Pagliara’s discretionary cash bonus is set forth in the Bonus column of, and the related footnotes to, the “Summary Compensation Table”. For more information on the 2012 annual incentive opportunities for our named executive officers, please refer to the table “2012 Grants of Plan-Based Awards” in this proxy statement on page 33.

Long-Term Incentive Compensation

We view grants of equity to our named executive officers as a means of motivating them to increase the value of the Company over time and as a means of encouraging them to remain in the Company’s employ.

As part of its annual management performance evaluation, the Compensation Committee reviewed the long-term incentive award levels for our named executive officers (other than Mr. Ramírez). When considering appropriate award levels, the Compensation Committee considered its assessment of each executive’s general performance during the year, as well as his relative roles and responsibilities and potential within the Company, the estimated accounting expense, our burn rate, the potential dilution that will occur to our stockholders and the median levels of the market survey. In June 2012 the Compensation Committee approved the long-term incentive grant for Mr. Ramírez, which was negotiated at the time of his hire.

The following chart illustrates the number of restricted stock units granted to each named executive officer, other than Mr. Keller, in 2012. Mr. Keller did not receive an equity award in light of his retirement.

# of Restricted Stock Units
L. Ramírez	33,500
D. Willis	11,000
D. Glover	11,000
K. Robuck	11,000
T. Pagliara	9,000

The Compensation Committee believed that the number of shares granted to each of our named executive officers as reflected in the table above was appropriate in light of the relative contributions to our success made and expected to be made by each individual named executive officer.

Once the Compensation Committee established the target number of shares of Common Stock for each named executive officer, one half of the amount was awarded as time-based restricted stock units and the other half was awarded as performance-based restricted stock units.

•

Time-Based Restricted Stock Units. In order to enhance our retention incentives, the restricted stock units generally vest in equal installments over a four year period, provided that the executive remains employed on the applicable vesting date.

•

Performance-Based Restricted Stock Units. In order to enhance our pay-for-performance philosophy, the performance-based restricted stock units generally vest in equal installments over a four year period, provided that (i) the Company attains a performance goal for the applicable year, and (ii) the executive remains employed on the applicable vesting date.

In the past, the performance goal for the performance-based restricted stock unit awards was the same operating income goal as under our annual incentive plan. For 2012, the Compensation Committee used a different goal for the performance-based restricted stock units, so that our incentive plans motivated our executives to achieve a more balanced mix of goals. In this connection, the performance target for purposes of the performance-based restricted stock unit awards allocated to the 2012 performance cycle was net income from continuing operations, as defined under U.S. generally accepted accounting principles, of $16,694,000.

On July 27, 2012, the Compensation Committee adjusted the net income performance goal for the 2012 performance cycle to provide that costs or expenses related to the exit of our former Chief Executive Officer and the hiring of our new Chief Executive Officer, including non-cash stock compensation expense related to the accelerated vesting of our former CEO’s restricted stock unit awards, would be excluded in calculating the level of attainment of the performance objective applicable to those performance-based restricted stock units. The Compensation Committee also approved the net income target for Mr. Ramírez’s performance-based restricted stock units for the 2012 performance cycle, which was measured based solely on performance during the last two quarters of the year, of $10,190,000.

The performance-based restricted stock units for the 2012 performance cycle had separate payout levels for performance at 90% of target, 95% of target and 100% of target.

Percentage of Target Attained	Percentage of the Performance-Based RSUs allocated to Each Performance Period Earned
90% but less than 95%	50%
95% but less than 100%	75%
100% or more	100%

The Compensation Committee believed that this approach would mitigate the potential risk associated with the “all or nothing approach” used in prior years, where there was no threshold performance level.

Payout of Awards

Our 2012 net income from continuing operations, as defined under U.S. generally accepted accounting principles and as modified above, was $18,700,000 for the entire year, and $15,972,000 for the last two quarters of the year, which resulted in a payout level for units allocated to the 2012 performance period (i.e., 12.5% of the 2009, 2010, 2011 and 2012 grants) of 100%. These units will vest on March 31, 2013.

CEO Transition Matters

On June 6, 2012, David Keller entered into a retirement agreement with the Company, under which he resigned from all positions at the Company effective as of June 30, 2012. Under the terms of the retirement agreement, Mr. Keller agreed to serve as a consultant to the Company through March 15, 2013 in exchange for a monthly consulting fee of $67,391.88. Mr. Keller also received a pro-rated annual incentive for 2012, full vesting of those restricted share units that otherwise would have vested on March 31, 2013, reimbursement of attorneys’ fees incurred in connection with the retirement agreement and continued coverage under the Company’s liability insurance policy for three years. The retirement agreement also provided for standard ownership of works, confidentiality, non-compete, non-solicitation and non-disparagement covenants, as well as a mutual release of claims.

On June 6, 2012, Mr. Ramírez entered into an employment agreement with the Company in connection with his appointment as President and Chief Executive Officer of the Company. The initial term of the employment agreement is two years following the effective date, with the possibility of successive one-year renewals. Mr. Ramírez will receive an initial annual base salary of $550,000 and his target annual incentive opportunity shall not be less than 80% of his annual salary. The Company also granted Mr. Ramírez 33,500 restricted share units as of July 1, 2012, equally allocated between time-based restricted share units that generally vest in four equal annual installments commencing on March 31, 2013, and performance-based restricted share units that generally vest in four equal annual installments commencing on March 31, 2013, provided that the company achieves a pre-established performance goal with respect to the prior fiscal year. Future equity grants will be subject to the discretion of the Compensation Committee. In addition, the Company will reimburse Mr. Ramírez for the reasonable expenses incurred in his relocation to the Dallas/Irving, Texas area, including moving and storage expenses, closing costs and temporary housing.

Severance and Change in Control Protections

The Company maintains employment agreements for each of its named executive officers in order to attract and retain highly-qualified executives and to protect the Company’s interests. The Company believes that maintaining employment agreements with our named executive officers promotes stability at the Company, which is important given the highly competitive nature of the market in which it operates.

Each named executive officer is entitled to severance benefits under his employment agreement in the event of an involuntary termination of employment without “cause” or a termination by the executive for “good reason.” In exchange for the severance benefits, the named executive officers must sign a release of claims against the Company, agree not to disclose Company confidential information, and agree not to compete against the Company or solicit its employees or customers. These provisions protect the Company’s interests and help to ensure its long-term success. Each named executive officer is also entitled to severance if the Company elects not to renew the term of his agreement.

The restricted stock units granted to our named executive officers provide for full accelerated vesting of all restricted stock units (including both time-based and performance-based restricted stock units) if the Company undergoes a change of control. The committee believes that immediate vesting of restricted stock units upon a change of control is appropriate on the basis that our named executive officers should receive the full benefit of restricted share units if the Company is sold or otherwise comes under the control of an outside party.

The named executive officers are not entitled to enhanced cash severance benefits as the result of a change in control, and we do not provide excise tax gross-up protection with respect to any benefits received in connection with a change of control.

Please refer to the “Estimated Payments Upon Termination Without Cause or Related to a Change in Control” section of this proxy statement on page 36 for information regarding potential payments and benefits, if any, that each named executive officer is entitled to receive under his employment agreement and outstanding and unvested restricted stock unit awards.

Retirement and Welfare Benefits

We make available to each of our named executive officers certain benefits that are generally available to all salaried employees, including medical, dental, vision, life, accidental death and dismemberment, travel accident and short and long-term disability insurance. All of our named executive officers are entitled to participate in the Company’s 401(k) plan and its flexible spending benefit plan and are entitled to four weeks of paid vacation each year. We make these benefits available so that we can provide a competitive compensation package to our salaried employees and our named executive officers.

Perquisites

We provided our named executive officers modest perquisites in 2012, such as:

•	a housing allowance of $1,500 per month, and an automobile allowance of $650 per month for Mr. Keller to cover his costs while working away from home;

•

reimbursements for executive physicals for Mr. Robuck and tax return preparation for each of Messrs. Glover, Robuck and Pagliara which we believe are important to the health and financial stability of our executive team;

•	reimbursement of country club dues for Mr. Glover, under his employment agreement; the Compensation Committee has decided to discontinue this practice for new hires;

•	an automobile allowance for Mr. Robuck of $7,800;

•	relocation benefits for Mr. Willis of $76,348 in connection with the move of our headquarters to Irving, Texas; and

•

relocation benefits for Mr. Ramírez of $117,537 for the reasonable expenses incurred in his relocation to the Dallas/Irving, Texas area, including moving and storage expenses, closing costs and temporary housing.

The Company believes that these perquisites are reasonable in amount and provide our named executive officers with benefits comparable to those they would receive at other companies within the compensation peer group.

For more information about the perquisites provided in 2012 to each named executive officer, please refer to the “All Other Compensation” column of and the related footnotes to the “Summary Compensation Table” on page 30.

Stock Ownership Guidelines

The Board recognizes that ownership of the Company’s Common Stock by the directors and the named executive officers will align their interests with the interests of the Company’s other stockholders. The Compensation Committee undertook to review the market practices of the Company’s compensation peer group and management’s recommendations regarding different structure alternatives. On January 24, 2011, the Compensation Committee approved the following stock ownership guidelines for the Company’s directors and named executive officers:

•	for the Chief Executive Officer, the lesser of three times his or her base salary or 75,000 shares;

•	for the other named executive officers, the lesser of two times his or her base salary or 40,000 shares; and

•	for the members of the Board of Directors, the lesser of three times his or her annual cash retainer or 8,000 shares.

The target date for the existing directors and named executive officers to meet these stock ownership guidelines is January 1, 2015 and the target date for any new directors or named executive officers to meet these stock ownership guidelines is five years from the date of his or her appointment or hire date. For purposes of these guidelines, the director or named executive officer will be deemed to “own” shares of the Company’s Common Stock that are beneficially owned by such person, including shares underlying equity awards that will pay out within 60 days of the applicable measuring date. The following table summarizes the progress of our named executive officers toward satisfying the applicable stock ownership requirement as of March 14, 2013.

Named Executive Officer	Ownership Guidelines for Shares or Units by Target Date (based on 3/14/2013 stock price)	Beneficial Ownership of Shares or Units as of 3/14/2013
L. Ramírez	75,000	8,374
D. Willis	34,126	125,253
D. Glover	35,586	146,732
K. Robuck	37,388	114,051
T. Pagliara	35,230	36,569

The Compensation Committee will periodically review and adjust, if appropriate, the fixed number of shares based on stock price, adjustments to compensation, evolving market practices, and such other factors as it deems appropriate. In establishing a named executive officer’s total direct compensation each year, the Compensation Committee may consider each named executive officer’s compliance with these guidelines.

Claw-back Policy

On November 10, 2010, the Board approved a compensation recovery policy applicable to executive officers, including the named executive officers. In general, the policy provides that, for every annual incentive or other performance-based compensation awarded to a named executive officer on or after January 1, 2011, the named executive officer must repay or forfeit compensation received by him or her from such award if:

•

the payment, granting or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of the Company’s consolidated financial statements;

•	the Board determines in its sole discretion that the named executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement;

•	the named executive officer received more compensation than he or she would have than if the financial results had been properly reported; and

•

the Board determines in its sole discretion that it is in the best interests of the Company and its stockholders for the named executive officer to repay or forfeit all or any portion of the compensation.

The Board has the full and final authority to make all determinations under the policy, including whether it applies and, if so, the amount of compensation to be repaid or forfeited. Each named executive officer was required to sign an agreement that he had received, read and understood the policy. In addition, the policy provides that repayment and forfeiture remedies are not the exclusive remedies and that the Company may pursue every other right or remedy at law or in equity available.

The policy supports the accuracy of our financial statements and, in conjunction with our stock ownership guidelines, helps to align the interests of our named executive officers with those of our stockholders. In light of our pay-for-performance culture, we felt strongly that our executives should be held to this higher standard of accountability.

Risk Assessment

The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. Although a significant portion of our executive compensation program is performance-based, we have focused on aligning our compensation policies with the long-term interests of our stockholders and avoiding rewards that could create excessive or inappropriate risks to the Company, as evidenced by the following:

•

Our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles.

•

We use financial and individual performance goals that are consistent with our business objectives and correlate to long-term value. The individual goals for the officers consist of a combination of strategic and operational objectives. Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.

•

We do not use highly-leveraged performance goals. Instead, incentive opportunities are based on a balanced mix of performance metrics that promote disciplined progress toward long-term goals, and all payouts are capped at a pre-established percentage of the target payment opportunity.

•

Our financial goals and results directly tie to our audited financial statements, subject to adjustments outlined in our incentive plans. These results are highly scrutinized by our finance and accounting departments as well as our external auditor.

•

We retain discretion to adjust compensation levels based on the quality of Company performance, individual performance and adherence to the Company’s ethics and compliance programs, among other things.

•	Our long-term incentive opportunities generally vest over a period of three to four years in order to focus our executives on long-term performance and enhance retention.

•

Utilizing the expertise of outside consultants, we evaluate our compensation programs and practices against our established peer group to confirm that our compensation programs are consistent and competitive with market practice.

•	As described above, we have adopted several risk mitigating strategies, such as stock ownership guidelines and a “claw-back” policy.

Section 162(m) of the Tax Code

Section 162(m) of the Internal Revenue Code provides that the Company generally may not deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain named executive officers. Certain “performance-based compensation” paid pursuant to shareholder approved plans is not subject to the deduction limit.

The performance-based restricted stock units granted to certain of our named executive officers generally are intended to qualify as performance-based compensation for purposes of Section 162(m) and be deductible for federal income tax purposes. Given our net operating loss carryforwards available to offset taxable income, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. In this regard, the Compensation Committee wants to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee:

Terence J. Cryan (Chair)

Carl Bartoli

Eugene I. Davis

Frank E. Williams, Jr.

2012 SUMMARY COMPENSATION TABLE

The following table presents information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers in each of 2010, 2011 and 2012. We sometimes refer to these individuals collectively as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Luis M. Ramírez(4) Chief Executive Officer	2012	275,000	—		451,947	177,497	117,537	1,021,981

David L. Willis Chief Financial Officer	2012	306,800	—		653,518	174,051	83,196	1,217,565
	2011	294,998	—		633,446	286,933	42,774	1,258,151
	2010	278,300	—		752,299	292,354	7,162	1,330,115

Dean J. Glover President of Products Division	2012	319,925	—		554,280	146,771	17,941	1,038,917
	2011	312,120	—		521,847	355,783	15,439	1,205,189
	2010	306,000	—		524,318	361,998	8,533	1,200,849

Kenneth W. Robuck President of Services Division	2012	336,122	—		599,386	167,964	22,229	1,125,701
	2011	327,924	—		700,791	269,859	23,325	1,321,899
	2010	321,494	—		709,364	367,789	27,479	1,426,126

Tracy D. Pagliara	2012	316,725	100,000	(6)	296,968	186,878	12,143	912,714
General Counsel, Secretary, and	2011	309,000	—		225,667	255,163	50,407	840,237
Vice President of Business Development	2010	224,889	—		328,167	232,535	3,996	789,587

David L. Keller(5) Former Chief Executive Officer	2012	270,822	210,540	(7)	494,885	—	622,729	1,598,976
	2011	478,500	—		827,402	563,252	35,637	1,904,791
	2010	435,000	—		328,152	675,120	15,230	1,453,502

(1)

This column reflects the aggregate grant date fair value of restricted stock units (“RSUs”) granted to our named executive officers in the applicable year, computed in accordance with FASB ASC Topic 718. For each year covered by the Summary Compensation Table, the Compensation Committee approved a RSU award for each of the named executive officers that vests in equal installments over a four-year period. One half of each RSU award vests based on continued employment (“time-based RSUs”) and the other half of the RSU award vests based on both continued employment and the satisfaction of separate performance goals that are established for each year in the four-year vesting period (“performance-based RSUs”). We consider each annual installment of performance-based RSUs to be the subject of a separate annual grant for purposes of reporting the value of stock awards in the Summary Compensation Table. Thus, for example, the value reported above for 2012 stock awards to our named executive officers consists of the grant date fair value of the time-based RSUs approved by the Compensation Committee in 2012 and the grant date fair value of 25% of any performance-based RSUs approved by the Compensation Committee in each of 2009, 2010, 2011 and 2012. Additional details regarding 2012 stock awards can be found in the table “2012 Grants of Plan-Based Awards” on page 33. For 2012, the amounts shown in this column for Mr. Keller also include the incremental fair value, computed in accordance with FASB ASC Topic 718, of the accelerated vesting of his time-based and performance-based RSUs that otherwise would have vested on March 31, 2013 had he not retired. For a discussion of the assumptions we made in valuing the stock awards, see “Note 2 Summary of Significant Accounting Policies – Stock-Based Compensation Expense” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	This column reflects amounts earned by our named executive officers under our annual Incentive Compensation Plan. The terms of the plan are described more fully in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 16.
(3)	The amounts in the All Other Compensation column are valued on the basis of the aggregate incremental cost to us and consist of the following compensation items for 2012: for Mr. Ramírez, relocation benefits of $117,537 for the reasonable expenses incurred in his relocation to the Dallas/Irving, Texas area, including moving and storage expenses, closing costs and temporary housing; for Mr. Willis, 401(k) matching contributions of $6,848 and relocation expenses of $76,348 in connection with the move of our headquarters to Irving, Texas; for Mr. Glover, tax preparation fees of $475, 401(k) matching contributions of $8,500 and country club dues of $8,966; for Mr. Robuck, tax preparation fees of $2,100, 401(k) matching contributions of $10,000, executive physical of $2,329 and car allowance of $7,800; for Mr. Pagliara, tax preparation fees of $5,321 and 401(k) matching contributions of $6,822; and for Mr. Keller, 401(k) matching contributions of $7,971, a housing allowance of $9,000; a car allowance of $3,900, consulting fees accrued through March 15, 2013 of $572,831, attorneys’ fees incurred in connection with the retirement agreement of $19,353, and accrued vacation of $9,674.
(4)	Mr. Ramírez was appointed as our President and Chief Executive Officer effective July 1, 2012.
(5)	Mr. Keller retired as our President and Chief Executive Officer effective June 30, 2012.
(6)	Mr. Pagliara received a discretionary cash bonus for successful completion of our 2012 acquisitions and his efforts with respect to our strategic plan.
(7)	In connection with Mr. Keller’s retirement, he received a pro-rated annual incentive for 2012 assuming that the “target” performance level had been achieved.

Employment Agreements

The key terms of the employment agreements with each of our named executive officers are set forth below.

Luis Manuel Ramírez’s Employment Agreement. Effective as of July 1, 2012, we entered into a two-year employment agreement with Mr. Ramírez, our President and Chief Executive Officer, which shall automatically renew for successive one-year terms if not otherwise terminated by either party in accordance with the employment agreement. We also agreed to nominate him for election to our Board of Directors at each stockholder meeting at which the directors are elected during his term.

Pursuant to his employment agreement, Mr. Ramírez receives a salary of no less than $550,000 per year and is entitled to an annual bonus opportunity under our annual Incentive Compensation Plan, with a target bonus equal to 80 percent, and a maximum bonus equal to 160 percent, of his base salary. The Company also granted Mr. Ramírez 33,500 restricted share units as of July 1, 2012, equally allocated between time-based restricted share units that generally vest in four equal annual installments commencing on March 31, 2013, and performance-based restricted share units that generally vest in four equal annual installments commencing on March 31, 2013, provided that the company achieves a pre-established performance goal with respect to the prior fiscal year. Future equity grants will be subject to the discretion of the Compensation Committee. Mr. Ramírez is eligible to participate in our 401(k) and flexible benefit plans and entitled to four weeks of paid vacation per year. We also provide to Mr. Ramírez life, accidental death and dismemberment, short and long-term disability, business travel accident insurance, medical and dental insurance, cover the costs of certain reasonable relocation expenses, and reimburse his documented business expenses.

Employment Agreements with Our Other Named Executive Officers. We have entered into employment agreements with all of our other named executive officers on the following dates:

•	David L. Willis, on January 28, 2008;

•	Dean J. Glover, on September 1, 2008;

•	Kenneth W. Robuck on October 1, 2007; and

•	Tracy D. Pagliara on March 22, 2010.

Each agreement had an initial term of two years automatically renews for a one-year term at the end of the initial or additional employment term, unless we have provided the officer with advance written notice of termination. Pursuant to the employment agreements, we pay each named executive officer base salary and provide them an annual cash bonus opportunity.

The employment agreements with all of our named executive officers, including Mr. Ramírez, also contain customary confidentiality, nonsolicitation and noncompetition covenants. The nonsolicitation and noncompetition obligations continue for twelve months after termination. The confidentiality obligations continue indefinitely.

David L. Keller’s Employment Agreement and Retirement Agreement. Effective as of September 14, 2009, we entered into a three-year employment agreement with Mr. Keller, our President and Chief Executive Officer.

Pursuant to his employment agreement, Mr. Keller received a salary of no less than $435,000 per year and was entitled to an annual bonus opportunity under our annual Incentive Compensation Plan, with a target bonus equal to 80 percent, and a maximum bonus equal to 160 percent, of his base salary. Mr. Keller was also eligible to participate in our 401(k) and flexible benefit plans and entitled to four weeks of paid vacation per year. We also provided to Mr. Keller life, accidental death and dismemberment, short and long-term disability, business travel accident insurance (but not medical or dental insurance), cover the costs of housing and car allowances, and reimburse his documented business expenses.

On June 6, 2012, Mr. Keller entered into a retirement agreement with the Company, under which he resigned from all positions at the Company effective as of June 30, 2012. Under the terms of the retirement agreement, Mr. Keller agreed to serve as a consultant to the Company through March 15, 2013 in exchange for a monthly consulting fee of $67,391.88. Mr. Keller also received a pro-rated annual incentive for 2012, full vesting of those restricted share units that otherwise would have vested on March 31, 2013, reimbursement of attorneys’ fees incurred in connection with the Retirement Agreement and continued coverage under the Company’s liability insurance policy for three years.

2012 GRANTS OF PLAN-BASED AWARDS

The following table presents information relating to cash-based annual incentives and time-based RSUs (or TRSUs) and performance-based RSUs (or PRSUs) awards granted to our named executive officers in 2012.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Approval Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	(#)	($)
Luis M. Ramírez
Incentive Compensation Plan	N/A	N/A	Annual Cash Award	110,000	220,000	440,000				N/A
2011 Equity Incentive Plan	7/27/2012	7/1/2012	PRSUs				2,094	4,187		86,127
	7/1/2012	7/1/2012	TRSUs						16,750	365,820
David L. Willis
Incentive Compensation Plan	N/A	N/A	Annual Cash Award	99,710	199,420	398,840				N/A
2011 Equity Incentive Plan	3/22/2012	3/22/2012	PRSUs				688	1,375		37,840
	3/22/2012	3/22/2012	TRSUs						5,500	151,360
	3/22/2012	7/21/2011	PRSUs				625	1,250		34,400
2008 Management Incentive Plan	3/22/2012	3/23/2010	PRSUs				3,472	6,944		191,099
	3/22/2012	2/9/2009	PRSUs				4,339	8,678		238,819
Dean J. Glover
Incentive Compensation Plan	N/A	N/A	Annual Cash Award	103,976	207,951	415,903				N/A
2011 Equity Incentive Plan	3/22/2012	3/22/2012	PRSUs				688	1,375		37,840
	3/22/2012	3/22/2012	TRSUs						5,500	151,360
	3/22/2012	7/21/2011	PRSUs				500	1,000		27,520
2008 Management Incentive Plan	3/22/2012	3/23/2010	PRSUs				2,083	4,166		114,648
	3/22/2012	2/9/2009	PRSUs				4,050	8,100		222,912
Kenneth W. Robuck
Incentive Compensation Plan	N/A	N/A	Annual Cash Award	109,240	218,479	436,959				N/A
2011 Equity Incentive Plan	3/22/2012	3/22/2012	PRSUs				688	1,375		37,840
	3/22/2012	3/22/2012	TRSUs						5,500	151,360
	3/22/2012	7/21/2011	PRSUs				625	1,250		34,400
2008 Management Incentive Plan	3/22/2012	3/23/2010	PRSUs				2,778	5,555		152,874
	3/22/2012	2/9/2009	PRSUs				4,050	8,100		222,912
Tracy D. Pagliara
Incentive Compensation Plan	N/A	N/A	Annual Cash Award	87,099	174,199	348,398				N/A
2011 Equity Incentive Plan	3/22/2012	3/22/2012	PRSUs				563	1,125		30,960
	3/22/2012	3/22/2012	TRSUs						4,500	123,840
	3/22/2012	7/21/2011	PRSUs				500	1,000		27,520
2008 Management Incentive Plan	3/22/2012	4/5/2010	PRSUs				2,083	4,166		114,648
David L. Keller
Incentive Compensation Plan	N/A	N/A	Annual Cash Award	105,270	210,540	421,080				N/A
2011 Equity Incentive Plan	3/22/2012	7/21/2011	PRSUs				2,094	4,187		98,085
	6/6/2012	7/21/2011	TRSUs						2,112	40,973	(5)
	6/6/2012	3/23/2010	TRSUs						1,051	20,389	(5)
2008 Management Incentive Plan	3/22/2012	3/23/2010	PRSUs				1,042	2,083		48,790
	3/22/2012	9/14/2009	PRSUs				5,208	10,416		286,648

(1)	These columns show the dollar value of the potential payout to each named executive officer for 2012 under our annual Incentive Compensation Plan at threshold, target and maximum levels. Amounts we actually paid during 2013 for 2012 performance under the Incentive Compensation Plan are included in the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table on page 30.
(2)	These columns show the number of units that could be paid to each named executive officer for the 2012 performance period under our performance-based RSUs granted in 2009, 2010, 2011 and 2012. These awards provide for separate payout levels for performance at 90% of target (50% payout) and 100% of target (100% payout). No additional payout would occur above the “target” performance level. Dividends paid on the underlying shares during the performance and vesting period are accumulated and paid in cash upon vesting.
(3)	This column shows the number of time-based RSUs granted to each named executive officer in 2012. Dividends paid on the underlying shares during the vesting period are accumulated and paid in cash upon vesting.

(4)	These amounts reflect the aggregate grant date fair value of time-based and performance-based RSU awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions we made in valuing the stock awards, see “Note 2 – Summary of Significant Accounting Policies – Stock-Based Compensation Expense” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K.
(5)	Reflects the incremental fair value, computed in accordance with FASB ASC Topic 718, of the accelerated vesting of Mr. Keller’s time-based RSUs that otherwise would have vested on March 31, 2013 had he not retired.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unvested time-based and performance-based RSU award held by each of our named executive officers as of December 31, 2012.

Name	Number of Shares or Units That Have Not Vested (#)(1)(4)	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(2)
Luis M. Ramírez	20,937	359,070	12,563	215,455
David L. Willis	50,064	858,598	13,569	232,708
Dean J. Glover	39,575	678,711	10,291	176,491
Kenneth W. Robuck	44,742	767,325	12,180	208,887
Tracy D. Pagliara	22,125	379,444	9,541	163,628
David L. Keller	—	—	—	—

(1)	This column reflects the unvested time-based RSUs held by each named executive officer as of December 31, 2012 and the unvested performance-based RSUs held by each named executive officer as of December 31, 2012 that are allocated to the 2013 performance period. The 2013 performance-based RSUs will vest at 100% of target.
(2)	The market value of the unvested awards is computed by multiplying the closing market price of our Common Stock on the last trading day of 2012 by the number of unvested RSUs held by each named executive officer.
(3)	This column reflects the unvested performance-based RSUs held by each named executive officer as of December 31, 2012 that are allocated to the 2013, 2014 and 2015 performance periods. The performance-based RSUs provide for separate payout levels for performance at 90% of target (50% payout) and 100% of target (100% payout). We have reported the awards above at the “target” level.
(4)	The following table shows the vesting schedules for the unvested time-based and performance-based RSUs outstanding as of December 31, 2012.

Vesting Schedule (#)

Name	March 31, 2013	March 31, 2014	March 31, 2015	March 31, 2016
Luis M. Ramírez	8,374	8,374	8,376	8,376
David L. Willis	36,495	19,138	5,250	2,750
Dean J. Glover	29,283	13,083	4,750	2,750
Kenneth W. Robuck	32,561	16,361	5,250	2,750
Tracy D. Pagliara	12,583	12,583	4,250	2,250

2012 STOCK VESTED

The following table sets forth certain information concerning the vesting of time-based and performance-based RSUs held by our named executive officers during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Luis M. Ramírez(4)	—		—
David L. Keller	58,373	(3)	1,421,366
David L. Willis	42,469		1,176,391
Dean J. Glover	35,243		976,231
Kenneth W. Robuck	48,131		1,333,229
Tracy D. Pagliara	10,333		286,224

(1)	Includes the time-based and performance-based RSUs that vested on March 31, 2012.
(2)	Based on the closing price of the Common Stock on the vesting date.
(3)	Includes the vesting of Mr. Keller’s time-based and performance-based RSUs that otherwise would have vested on March 31, 2013 had he not retired. Of these vested units, 8,375 units were paid upon his retirement and 24,998 units were payable 6 months after his retirement.
(4)	Mr. Ramírez was appointed as our President and Chief Executive Officer effective July 1, 2012.

Equity Compensation Plan Table

As of December 31, 2012

The following table provides information as of December 31, 2012 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans, plus certain non-stockholder approved plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)
Equity compensation plans approved by security holders	591,916	$—	683,750
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	591,916	$—	683,750

(1)	This column represents the number of shares of our Common Stock that may be issued in connection with the 2011 Equity Incentive Plan. The shares subject to outstanding awards under that plan can be forfeited and, therefore, can again become available for issuance under the plan.
(2)	This column includes 683,750 shares of our Common Stock that are available for future awards under our 2011 Equity Incentive Plan.

Pension Benefits

We do not sponsor or maintain any pension plans for our named executive officers.

Non-qualified Deferred Compensation

We have not adopted any non-qualified deferred contribution plans or other deferred compensation plans.

ESTIMATED PAYMENTS UPON TERMINATION

OR RELATED TO A CHANGE IN CONTROL

The table below reflects the amount of incremental compensation to which each named executive officer, other than Mr. Keller, would have been entitled as a consequence of certain terminations or in connection with a change in control. The amounts shown in the table below assume that such termination or change in control was effective as of December 31, 2012 and that the price of our Common Stock upon which certain of the calculations are made was the closing price of $17.15 per share on the last trading day of 2012. Because the incremental amount of payments to be made depends on several factors, the actual amounts to be paid out upon termination of employment or a change in control can only be determined at the time of the event. None of the payments set forth below would be grossed-up for taxes. The estimated payments upon termination and change in control are as follows:

Event(1)	Luis M. Ramírez	David L. Willis	Dean J. Glover	Kenneth W. Robuck	Tracy D. Pagliara
Disability(2)
Annual Bonus	$177,497	$174,051	$146,771	$167,964	$186,878
Disability Benefit	158,000	61,360	111,985	67,225	111,345
Accelerated Vesting of Restricted Stock Units	143,614	625,889	502,203	558,421	215,798
Total:	479,111	861,300	760,959	793,610	514,021

Death(3)
Annual Bonus	177,497	174,051	146,771	167,964	186,878
Accelerated Vesting of Restricted Stock Units	143,614	625,889	502,203	558,421	215,798
Total:	321,111	799,940	648,974	726,385	402,676

Termination Without Cause or for Good Reason(4)
Salary	194,792	306,800	319,925	336,122	316,725
Annual Bonus	177,497	199,420	207,951	218,479	186,878
Benefit Continuation	264	13,540	13,540	13,540	—
Club Dues	—	—	2,242	—	—
Accelerated Vesting of Restricted Stock Units	143,614	1,091,306	855,202	976,212	215,798
Total:	516,167	1,611,066	1,398,860	1,544,353	719,401

Change in Control(5)
Accelerated Vesting of Restricted Stock Units	574,525	1,091,306	855,202	976,212	543,072
Total:	$574,525	$1,091,306	$855,202	$976,212	$543,072

(1)	No named executive officer would have been entitled to any severance payments if we terminated him for cause or he terminated his employment with us without good reason on December 31, 2012.
(2)	If terminated due to disability on December 31, 2012:

•

Each named executive officer would have been entitled to receive a pro-rated annual incentive based on actual performance for the year of termination. The amount of the pro-rated annual incentive shown in the table assumes a December 31, 2012 termination and, therefore, is equal to 100 percent of the 2012 annual incentive that would have been payable had the executive remained employed through the annual incentive payment date in 2013.

•	For Messrs. Ramírez, Glover and Pagliara, equals 100% of their base salary for six months, which is comprised of the 60% salary continuation benefit provided under the Company-sponsored short-term disability insurance program and the 40% supplemental disability benefit provided under their employment agreements. Messrs. Willis and Robuck did not elect short-term disability coverage, and therefore the amount listed for those executives reflects only the 40% supplemental disability benefit provided under their employment agreements.

•

Each named executive officer would have been entitled to pro-rata vesting with respect to those RSUs that would otherwise vest on March 31, 2013 if the executive remained in our employ through that date (taking into account, as to one half of those RSUs, whether or not we achieved the performance goal for the year in which the termination occurred). The amount shown in the table for each named executive officer assumes a December 31, 2012 termination and, therefore, is equal to 100 percent of the value of the full-year’s RSUs that would otherwise have vested if the executive had remained in our employ through March 31, 2013.

(3)	Upon termination of employment by reason of death on December 31, 2012, a named executive officer’s personal representative would have been entitled to the same pro-rated annual incentive and vesting of RSUs to which the named executive officer would have been entitled upon termination by reason of disability.
(4)	Upon termination of the executive by us without cause, or termination by the executive for good reason, in either case on December 31, 2012:

•

Mr. Ramírez would have been entitled to receive (i) salary continuation for one year, (ii) a pro-rated annual incentive based on actual performance for the year of termination, and (iii) pro-rated vesting of those RSUs that would otherwise vest on March 31, 2013 if he had remained in our employ through that date, with the performance-based awards paid based on actual performance results (and if the termination occurred after he completed 3 years of service under the award, the RSUs would vest in full).

•

Messrs. Willis, Glover and Robuck would have been entitled to receive (i) one year of base salary; (ii) a pro-rated annual incentive based on target performance for 2012; (iii) full vesting of all outstanding RSUs; (iv) cost of continued medical, dental, life and travel accident insurance for one year; and (v) payment of country club dues for three months. As personal travel accident insurance would need to be purchased by the employee and paid on a cost reimbursement basis, the cost is not estimable at present and has not been included.

•

Mr. Pagliara would have been entitled to receive (i) one year of base salary; (ii) a pro-rated annual incentive based on actual performance for the year of termination; and (iii) pro-rated vesting of those RSUs that would otherwise vest on March 31, 2013 if he had remained in our employ through that date, with the performance-based awards paid based on actual performance results (and if the termination occurred after he completed 3 years of service under the award, the RSUs would vest in full).

The amounts shown in the table for Messrs. Ramírez and Pagliara assume a December 31, 2012 termination and, therefore, include (i) 100 percent of the annual incentive that would have been payable had the executive remained employed through the annual incentive payment date in 2013; and (ii) 100 percent of the value of the full-year’s RSUs that would otherwise have vested if the executive had remained in our employ through March 31, 2013. The named executive officers generally are subject to restrictive covenants, such as confidentiality, non-solicitation, and non-compete provisions.

(5)	Upon a change in control on December 31, 2012, all RSUs held by a named executive officer that had not previously vested would fully vest.

Definitions for Mr. Ramírez. The terms “cause” and “good reason” are each defined in Mr. Ramírez’s employment agreement. “Cause” means: (i) the continued failure to perform duties or disregard of the directives of the Board; (ii) willful material misrepresentation; (iii) commission of any act of fraud, misappropriation or embezzlement; (iv) conviction, guilty plea or plea of nolo contendere for any crime involving dishonesty or for any felony; (v) a material breach of fiduciary duties of loyalty or care or a material violation of the Company’s

Code of Business Conduct and Ethics or any other Company policy; (vi) the engaging in illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition; or (vii) a material breach by Executive of his representations under the employment agreement or his restrictive covenants. “Good Reason” means (i) a material reduction in title, duties, responsibilities or reporting relationship; (ii) a material reduction in base salary (other than certain across-the-board reductions) or target annual incentive opportunity; or (iii) failure to initially appoint Mr. Ramírez as a member of the Board or thereafter to nominate him for re-election as a member of the Board.

Definitions for the Other Officers. The terms “cause” and “good reason” are each defined in the applicable employment agreement. “Cause” generally means: (i) a material breach of confidentiality, noncompetition or nonsolicitation covenants; (ii) commission of a felony or any crime involving theft, dishonesty or moral turpitude; (iii) commission of one or more acts or omissions that are willful and deliberate acts intended to harm or injure our business, operations, financial condition or reputation; (iv) disregard of the directives of our Board of Directors; (v) drunkenness or use of drugs that interferes with the performance of duties under the employment agreement; or (vi) any attempt to secure any personal profit in connection with our business without prior written approval by unanimous consent of our Board of Directors. For purposes of Mr. Pagliara’s employment agreement, “good reason” means (1) a material diminution of duties, responsibilities or authority, or (2) a material breach of our obligations under the employment agreement, in each case subject to notice requirements and cure provisions. For the other named executive officers, “good reason” generally means: (i) a material reduction in the annual base salary, employee benefits or percentage participation in our annual Incentive Compensation Plan; (ii) subject to limited exceptions, a material modification to our annual Incentive Compensation Plan that materially and adversely affects the determination of the officer’s bonus; (iii) a requirement to be based at any office or location more than 50 miles from their principal place of employment; or (iv) a removal of the officer from the position specified in his employment agreement by action of the Board of Directors without cause and without the officer’s consent.

Change in Control. A “change in control” generally means any of the following: (i) the acquisition of 50% or more of the voting stock of the Company, other than an acquisition by certain related parties or an acquisition pursuant to a transaction the primary purpose of which is to effect an equity financing of the Company; (ii) turnover of a majority of the incumbent members of our Board of Directors (other than the election of certain new directors whose election or nomination was approved by a majority of the incumbent Board of Directors); (iii) a reorganization, merger or consolidation, unless our stockholders immediately prior to the transaction own more than 50% of the Common Stock of the resulting corporation as a result of their prior ownership of the Common Stock of the Company; (iv) a complete liquidation or dissolution of the Company; or (v) the sale or other disposition of all or substantially all of the Company’s assets (other than a sale or disposition to a subsidiary).

Mr. Keller’s Retirement

On June 6, 2012, Mr. Keller entered into a retirement agreement with the Company, under which he resigned from all positions at the Company effective as of June 30, 2012. Under the terms of the retirement agreement, Mr. Keller agreed to serve as a consultant to the Company through March 15, 2013 in exchange for a monthly consulting fee of $67,391.88. Mr. Keller also received a pro-rated annual incentive for 2012 equal to $210,540, full vesting of 33,373 restricted share units that otherwise would have vested on March 31, 2013, which had a value at that time of $728,866, reimbursement of $19,353 in attorneys’ fees incurred in connection with the retirement agreement, and continued coverage under the Company’s liability insurance policy for three years. The retirement agreement also provided for standard ownership of works, confidentiality, non-compete, non-solicitation and non-disparagement covenants, as well as a mutual release of claims.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we included a stockholder vote on the frequency of future votes on named executive officer compensation in our 2011 proxy statement which was advisory and nonbinding. Our stockholders approved the frequency of future votes on the recommendation of our Board of Directors to hold future say-on-pay votes on an annual basis.

As a result, our stockholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers (commonly referred to as a “say on pay” vote), as disclosed in this proxy statement. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.

Since Global Power emerged from bankruptcy in January 2008, we have followed a compensation policy that has had the objectives of attracting and retaining talented individuals, motivating our executive team to achieve the Company’s goals and objectives, and aligning the interests of our executives with those of our stockholders. As described in detail in “Executive Compensation – Compensation Discussion and Analysis,” we have sought to reward our named executive officers through an executive compensation program including base compensation that is competitive within our industry, short-term incentives conditioned upon the achievement of specific annual earnings goals, and long-term incentives conditioned upon the achievement of specific long-term financial, strategic and corporate objectives. As a result of these programs, we have been able to retain highly capable individuals in key Company positions, and retain others whose work is critical to the continued growth and success of our business. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board of Directors believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board of Directors recommends that stockholders approve the compensation of the Company’s executive officers as described in this proxy statement by approving the following advisory resolution:

RESOLVED, that the stockholders of Global Power Equipment Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Company’s 2013 proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the 2013 proxy statement).

Required Vote

The advisory vote regarding the compensation of the named executive officers described in this Proposal 3 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as having been voted for purposes of this proposal.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when and as it deems appropriate when making determinations regarding executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the compensation of the Company’s named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as indicated otherwise, the following table sets forth certain information, as of March 14, 2013, regarding the beneficial ownership of our Common Stock by holders of greater than five percent of our Common Stock that have filed ownership reports with the SEC, each of our current directors, each of our named executive officers named in the Summary Compensation Table, and all of our directors and named executive officers as a group.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares (#)		Percentage of Class (%)(1)

Greater than Five Percent Holders:
Royce & Associates, LLC(2)	1,909,605		11.3%
NSB Advisors LLC(3)	1,548,564		9.2%
Carl Marks Management(4)	1,283,596		7.6%
PPM America Private Equity Fund LP(5)	1,261,522		7.5%
Zesinger Capital Group LLC(6)	825,583		4.9%
The Vanguard Group(7)	850,083		5.1%

Directors(8) :
Carl Bartoli	29,200		*
Terence J. Cryan	29,200		*
Eugene I. Davis	30,200		*
Charles Macaluso	30,200		*
Michael E. Salvati	14,647		*
Frank E. Williams, Jr.(9)	39,468		*

Named Executive Officers:
Luis M. Ramírez	8,374	(10)	*
David L. Willis	125,253	(11)	*
Dean J. Glover	146,732	(12)	*
Kenneth W. Robuck	114,051	(13)	*
Tracy D. Pagliara	36,569	(14)	*

Directors and named executive officers as a group (11 persons)(15) :	603,894	(16)	3.6%

*	Less than 1%.
(1)	As reported by such persons as of March 14, 2013 and including, in the case of our named executive officers, restricted share units which are treated for purposes of this table on an as-converted basis. Percentages are based on 16,831,129 shares of our Common Stock issued and outstanding, except as indicated otherwise and except where the person has the right to acquire shares within 60 days of the record date, which increases the number of shares beneficially owned by such person and the number of shares outstanding for determining that person’s percentage of ownership. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder. We have omitted percentages of less than 1% from the table.
(2)	The shares listed were reported on Schedule 13G/A, filed with the SEC on January 11, 2013. Royce & Associates, LLC (“Royce”) has sole voting and dispositive power. The mailing address of Royce is 745 Fifth Avenue, New York, NY 10151.
(3)	The shares listed were reported on Schedule 13G/A, filed with the SEC on February 13, 2013, with respect to holdings as of December 31, 2012. NSB Advisors LLC (“NSB”) has sole dispositive power of the shares. The mailing address of NSB is 200 Westage Business Center Drive, Suite 228, Fishkill, NY 12524.
(4)

The shares listed were reported on Schedule 13G/A, filed with the SEC on February 13, 2013 with respect to holdings as of December 31, 2012. The Schedule 13G was filed jointly by (i) Carl Marks Management Company, LLC, a Delaware limited liability company (“CMMC”), registered investment adviser and investment adviser to (a) Carl Marks Strategic Investments, L.P. (“CMSI”), a Delaware limited partnership and private investment partnership that is the owner of 412,121 shares of the Company’s stock, and (b) Carl Marks Strategic Opportunities Fund, L.P. (“CMSO”), a Delaware limited partnership and private investment partnership that is the owner of 871,475 shares of the Company’s stock, and (ii) each of the three individual managing members of CMMC, Messrs. Andrew M. Boas, Robert C. Ruocco and James Forbes Wilson. The shares owned by CMSI and CMSO may be deemed to be beneficially owned (x) indirectly by CMMC as the investment adviser to CMSI and CMSO, (y) indirectly by Carl Mark GP, LLC, as the general partner of CMSO, and (z) indirectly, on a shared basis, by the managing members of CMMC, the investment advisor to CMSI and CMSO, who share the power to direct the vote or disposition of securities. The mailing address of the filers is 900 Third Avenue, 33rd Floor, New York, New York 10022-4775.
(5)	The shares listed were reported on Schedule 13G/A, filed with the SEC on January 28, 2013 with respect to holdings as of December 31, 2012. The shares are owned directly by PPM America Private Equity Fund LP (the “Fund”), which has shared investment and dispositive power. The shares may be deemed to be owned directly by PPM America Capital Partners, LLC (“PPM CP”), the general partner of the Fund. The mailing address of the Fund and PPM CP is 225 West Wacker Drive, Suite 1200 Chicago, IL 60606.
(6)

The shares listed were reported on Schedule 13G/A filed with the SEC on March 7, 2013. Zesinger Capital Group LLC (“Zesinger”) disclaims beneficial ownership of all of the securities as such securities are held in discretionary accounts which Zesinger manages. The mailing address of Zesinger is 460 Park Avenue, 22nd Floor, New York, NY 10022.

(7)	The shares listed were reported on Schedule 13G filed with the SEC on February 13, 2013. The Vanguard Group’s mailing address is 100 Vanguard Boulevard, Malvern, PA 19355.
(8)	No director has a right to obtain beneficial ownership of additional shares within 60 days of March 14, 2013.
(9)	The 39,468 shares held by Mr. Williams include 10,670 shares held by Williams Family L.P. and with regard to which Mr. Williams has sole voting and shared investment power. All of the shares beneficially owned by Mr. Williams are held in a margin account and either are or could be pledged as security for certain margin account transactions.
(10)	Represents 8,374 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 14, 2013.
(11)	Includes 36,495 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 14, 2013 and 88,758 shares which are pledged as security by Mr. Willis in connection with a loan.
(12)	Includes 29,283 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 14, 2013.
(13)	Includes 32,561 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 14, 2013.
(14)	Includes 12,583 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 14, 2013.
(15)	Represents beneficial ownership of our Common Stock held by our directors and named executive officers as a group as of March 14, 2013.
(16)	Includes 119,296 shares underlying restricted stock units which may be acquired upon vesting within 60 days of March 14, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and persons who own beneficially more than 10% percent of the Company’s outstanding Common Stock, file reports of ownership and changes in ownership and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of these reports filed with the SEC and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during 2012.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter that the Board of Directors has adopted. The Audit Committee reviews the charter. The charter is available under the heading “Corporate Governance” in the Investor Relations section our website at http://www.globalpower.com/.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of our Company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and the effectiveness of internal control over financial reporting, the independence, qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors.

The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2012.

During 2012, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. The Audit Committee held six (6) meetings in 2012. Specifically, the Committee, among other actions:

•

reviewed and discussed our audited consolidated financial statements of our Company for the years ended December 31, 2011 and 2012 (which we refer to as the “Financial Statements”) as well as interim reporting periods ended March 31, 2012, June 30, 2012 and September 30, 2012 with management and BDO USA, LLP, our independent registered public accounting firm;

•

discussed with management and BDO USA, LLP all the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or “PCAOB,” in Rule 3200T, which include among other items, matters related to the conduct of the audit of the consolidated financial statements; and

•

received from BDO USA, LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence (which relates to the auditor’s independence from our Company and its related entities), and has discussed BDO USA, LLP’s independence.

The Audit Committee has relied on management’s representation that the Financial Statements have been prepared in conformity with generally accepted accounting principles and on the opinion of BDO USA, LLP included in their report on the Financial Statements. Based upon the aforementioned review, discussions and representations of BDO USA, LLP, and the unqualified audit opinion presented by BDO USA, LLP on the Financial Statements and effectiveness of internal control over financial reporting, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Submitted by the following members of the Audit Committee:

Michael E. Salvati (Chair)
Charles Macaluso
Frank E. Williams, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board of Directors has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/. For purposes of this policy, consistent with the Nasdaq rules, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. The policy provides that each director, director nominee and executive officer shall promptly notify the Corporate Secretary of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to our annual directors’ and officers’ questionnaire. The policy itself is annually reviewed and was last reviewed in March 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2012 were Messrs. Cryan, Bartoli, Williams, and Davis. None of Messrs. Cryan, Bartoli, Williams, and Davis was at any time an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

OTHER INFORMATION

Annual Report

The Company will mail without charge, upon written request from any stockholder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, including the financial statements, schedules and list of exhibits. Requests should be sent to Global Power Equipment Group Inc., 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039, Attn: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct a written request to Global Power Equipment Group Inc., 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039, Attn: Secretary, or contact our Corporate Secretary by telephone at 1-214-574-2709 or by email at corporatesecretary@globalpower.com. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals For 2014 Annual Meeting

In order to be included in the Company’s proxy materials for the 2014 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 400 East Las Colinas Boulevard, Suite 400, Irving, Texas 75039 by no later than November 29, 2013, provided that the 2014 annual meeting date is not advanced or delayed by more than 30 days, and otherwise comply with all requirements of the SEC for stockholder proposals.

In addition, the Company’s bylaws provide that any stockholder who desires to nominate a person for election as a director or bring a proposal before an annual meeting must give timely written notice of such nomination or proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the anniversary of the preceding year’s annual meeting. If the annual meeting date is advanced more than 30 days, or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not later than the close of business on the 90th day prior to the annual meeting and the 10th day following the day on which notice of the date of such annual meeting is first given to the stockholders, and not earlier than the 120th day prior to such annual meeting. For our annual meeting to be held in 2014, a notice recommending a director candidate must be received no earlier than January 8, 2014 and no later than February 7, 2014, provided that the 2014 annual meeting date is not advanced or delayed by more than 30 days.

Any such stockholder’s notice shall set forth:

•

as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and Rule 14a-8 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•

as to any other proposal, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and

•	the class and number of shares of the Company’s Common Stock that are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the Company’s bylaws is available upon request from the Company’s Secretary and is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Irving, Texas

March 28, 2013

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy or vote by telephone or the internet by following the instructions on the proxy. You may revoke your proxy or your vote by telephone or the internet at any time prior to the Annual Meeting. If you are the record holder of the shares and attend the Annual Meeting, you may change your proxy vote automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

GlobalPower

Admission Ticket

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IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT LINE SACKPACK

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Electronic Voting Instructions

DESIGNATION (IF ANY)

Available 24 hours a day, 7 days a week!

ADD 1

Instead of mailing your proxy, you may choose one of the voting

ADD 2

methods outlined below to vote your proxy.

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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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Proxies submitted by the Internet or telephone must be received by

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1:00 a.m., Central Daylight Time, on May 8, 2013.

Vote by Internet

Go to www.investorvote.com/GLPW

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in

X

this example. Please do not write outside the designated areas.

Annual Meeting of Stockholders Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals - The Board recommends a vote FOR all nominees and FOR Proposals

2 and 3.

1. Election of Directors:

For Withhold

For Withhold

For

Withhold

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01 - Luis Manuel Ramírez

02 - Charles Macaluso

03 - Carl Bartoli

For Against Abstain

For Against Abstain

2. Ratification of BDO USA, LLP as the Independent

3. Advisory Vote on Executive Compensation.

Registered Public Accounting Firm.

B Non-Voting Items

Change of Address - Please print your new address below.

Comments - Please print your comments below.

Meeting Attendance

Mark the box to the right

if you plan to attend the

Annual Meeting.

C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01M23B

04 - Terence J. Cryan

05 - Eugene I. Davis

06 - Michael E. Salvati

07 - Frank E. Williams, Jr.

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

Global Power Equipment Group Inc. Stockholders Wednesday, May 8, 2013, 9:00 a.m. Local Time Global Power Equipment Group Headquarters 400 E. Las Colinas Blvd., Suite 400 Irving, TX 75039 Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The proxy statement and the Company’s annual report to stockholders for the year ended December 31, 2012 are available at: www.edocumentview.com/GLPW

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

GlobalPower

Proxy - Global Power Equipment Group Inc.

Notice of 2013 Annual Meeting of Stockholders

Global Power Equipment Group Headquarters 400 E. Las Colinas Blvd., Suite 400, Irving, TX 75039

Proxy Solicited by Board of Directors for Annual Meeting – May 8, 2013

Tracy D. Pagliara and Stuart Welburn, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Global Power Equipment Group Inc. to be held on May 8, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)